EXHIBIT 99.1

ENGlobal Announces Annual Meeting Results

HOUSTON, June 16, 2011 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of engineering and related project services, today announced the results of its 2011 annual stockholders' meeting held this morning in North Houston.

The formal business of the meeting included the election of the following directors to a one-year term: William A. Coskey, P.E., Edward L. Pagano, David W. Gent, P.E., Randall B. Hale, and David C. Roussel. In addition, ENGlobal's stockholders ratified the appointment of Hein & Associates LLP as the independent auditors of ENGlobal for fiscal year 2011.

Approximately 93% of ENGlobal's total common stock outstanding was represented at the meeting, either in person or by proxy. Of those shares, approximately 63% were cast in favor of the election of the Company's directors and approximately 91% were cast in favor of the ratification of the appointment of Hein & Associates LLP. Upon conclusion of the formal business of the meeting, ENGlobal's President and CEO, Mr. Pagano, updated the stockholders on ENGlobal's current business outlook and strategies.

About ENGlobal

ENGlobal (Nasdaq:ENG), founded in 1985, is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through three business segments: Engineering & Construction, Automation, and Field Solutions. The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as inspection, construction management, mechanical integrity, field support, quality assurance and plant asset management. The Automation segment provides services related to the design, fabrication and implementation of process distributed control and analyzer systems, advanced automation, information technology, cyber security and heat tracing projects. ENGlobal's Field Solutions segment provides project management and staffing for right-of-way and site acquisition, permitting, regulatory, and legislative outreach. ENGlobal has over 2,000 employees in 15 offices and nine cities. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the Company's ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company's ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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CONTACT: Natalie S. Hairston
         (281) 878-1000
         ir@ENGlobal.com